*090401*

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Correction (PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction
(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1.  The name of the entity for which correction is being made:
nFinanSe Inc.

2.  Description of the original document for which correction is being made:
Certificate of Amendment to Certificate of Designation of Series E Convertible Preferred Stock, document number 20110435641-17.

3.  Filing date of the original document for which correction is being made:  June 13, 2011

4.  Description of the inaccuracy or defect:
The effective date of the filing was omitted from the Certificate of Amendment to the Certificate of Designation of Series E Convertible Preferred Stock, filed with the Nevada Secretary of State on June 13, 2011.

5.  Correction of the inaccuracy or defect:
The Certificate of Amendment to the Certificate of Designation of Series E Convertible Preferred Stock shall be effective on July 7, 2011.

6. Signature:
X /s/ Raymond P. Springer	CFO	July 7, 2011
Authorized Signature	Title *	Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Correction Revised: 3-26-09